EXHIBIT 99.1
Emclaire Financial Corp Reports 11.9% Increase in Quarterly Earnings
EMLENTON, Pa., July 21, 2017 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.0 million, or $0.48 per share, for the three months ended June 30, 2017, an increase of $111,000, or 11.9%, from $930,000, or $0.43 per share, reported for the same period in 2016. Net income for the six-month period ended June 30, 2017 was $2.0 million, or $0.92 per diluted share, an increase of $265,000, or 15.3%, from $1.7 million, or $0.80 per diluted share, for the same period in 2016.
The increase in net income for both periods was primarily driven by growth in loans outstanding, which led to increases in net interest income of 10.4% and 12.2% for the current quarter and year-to-date period, respectively. Partially offsetting this increase were increases in noninterest expense, the provision for loan losses and the provision for income taxes. The Corporation realized an annualized return on average assets of 0.58% and an annualized return on average equity of 7.50% for the quarter ended June 30, 2017, compared to 0.56% and 6.90%, respectively, for the same period in 2016.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the results for the first half of 2017, including strong earnings and balance sheet growth. We realized significant loan production and deposit growth across our franchise and are experiencing favorable results in the new offices in the Allegheny County market. Efforts in the upcoming quarters will be focused on continued expansion through the completion of the acquisition of Northern Hancock Bank and Trust Co. (NHBT) in Chester, West Virginia. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
OPERATING RESULTS OVERVIEW
Net income increased $111,000, or 11.9%, to $1.0 million or $0.48 per common share for the three months ended June 30, 2017, compared to $930,000 or $0.43 per common share for the same period in 2016. The increase resulted from an increase in net interest income of $505,000, partially offset by a $74,000 decrease in noninterest income and increases in noninterest expense, the provision for loan losses and the provision for income taxes of $213,000, $80,000 and $27,000, respectively.
Net interest income increased $505,000, or 10.4%, to $5.4 million for the three months ended June 30, 2017 from $4.9 million for the same period in 2016.  The increase in net interest income resulted from an increase in interest income of $555,000, or 9.4%, primarily due to a $66.5 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $50,000, or 4.9%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $33.3 million and $2.9 million, respectively.  Driving the increases in the Corporation’s interest-earning assets and interest-bearing liabilities was the acquisition of United-American Savings Bank (UASB) in late April 2016, which added $66.1 million in loans and $72.7 million in deposits to the Corporation. In addition, the Bank experienced strong loan production in 2016 and through the first half of 2017.
The provision for loan losses increased $80,000, or 66.1%, to $201,000 for the three months ended June 30, 2017 from $121,000 for the same period in 2016 due to general increases in the Corporation's loan portfolio. Asset quality continues to be strong as the Corporation's nonperforming loans and criticized and classified asset levels have both decreased. Nonperforming loans decreased $278,000, or 8.4%, to $3.0 million at June 30, 2017 compared to $3.3 million at December 31, 2016, due primarily to the payoff of two residential mortgage loans totaling $391,000 which were on nonaccrual status. Criticized and classified assets decreased $3.1 million, or 24.2%, to $9.7 million at June 30, 2017 compared to $12.8 million at December 31, 2016, due primarily to the risk rating upgrade of one commercial loan relationship.
Noninterest income decreased $74,000, or 7.9%, to $868,000 for the three months ended June 30, 2017 from $942,000 for the same period in 2016.  During the quarter ended June 30, 2017, the Corporation recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. On April 28, 2017, the Louisiana Office of Financial Institutions closed First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Partially offsetting this impairment charge, the Corporation realized securities gains of $350,000 during the quarter ended June 30, 2017, compared to $81,000 during the same period in 2016. Additionally, gains on the sale of loans totaled $124,000 for the quarter ended June 30, 2017 and customer service fees increased $49,000 as overdraft charges for the second quarter of 2017 outpaced the same quarter last year.

Noninterest expense increased $213,000, or 4.8%, to $4.7 million for the quarter ended June 30, 2017 from $4.5 million for the same period in 2016.  The increase related to increases in compensation and benefits, premises and equipment, professional fees, acquisition costs, federal deposit insurance and intangible asset amortization of $170,000, $34,000, $26,000, $14,000, $13,000 and $3,000, respectively.  These increases in expenses were primarily related to normal salary and benefit increases and the operation of two new full-service banking offices: the South Side office which was acquired from UASB in April 2016 and the new Aspinwall office which opened in August 2016. Partially offsetting these increases, other noninterest expense decreased $47,000.
The provision for income taxes increased $27,000 or 9.4%, to $314,000 for the three months ended June 30, 2017 from $287,000 for the same period in 2016.  This related to an increase in the Corporation's taxable income, partially offset by a decrease in the Corporation’s effective tax rate to 23.2% for the second quarter of 2017 from 23.6% for the same period in 2016.
CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW
Net income increased $265,000, or 15.3%, to $2.0 million or $0.92 per diluted share for the six months ended June 30, 2017, compared to $1.7 million or $0.80 per diluted share for the same period in 2016. The increase resulted from an increase in net interest income of $1.1 million, partially offset by increases in noninterest expense, the provision for loan losses and the provision for income taxes of $816,000, $61,000 and $3,000, respectively.
Net interest income increased $1.1 million, or 12.2%, to $10.5 million for the six months ended June 30, 2017 from $9.4 million for the same period in 2016. The increase in net interest income resulted from an increase in interest income of $1.4 million, or 12.3%, as the Corporation experienced an $81.6 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $235,000, or 12.7%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $54.0 million and $5.5 million, respectively. The increases in the Corporation's interest-earning assets and interest-bearing liabilities primarily relate to the aforementioned acquisition of UASB and strong loan and deposit production across the Bank's franchise.
The provision for loan losses increased $61,000, or 20.2%, to $363,000 for the six months ended June 30, 2017 from $302,000 for the same period in 2016 due to general increases in the Corporation's loan portfolio.
Noninterest income was $1.7 million for the six month periods ended June 30, 2017 and 2016. During the six months ended June 30, 2017, the Corporation recorded the aforementioned $508,000 other-than-temporary impairment charge. Partially offsetting this impairment charge, the Corporation realized securities gains of $350,000 during the six months ended June 30, 2017, compared to $83,000 during the same period in 2016. Additionally, gains on the sale of loans totaled $130,000 for the six months ended June 30, 2017 and customer service fees increased $111,000 as overdraft charges for the first half of 2017 outpaced the same period last year.
Noninterest expense increased $816,000, or 9.6%, to $9.3 million for the six months ended June 30, 2017 from $8.5 million for the same period in 2016.  The increase related to increases in other noninterest expense, compensation and benefits, premises and equipment, professional fees, federal deposit insurance and intangible asset amortization of $473,000, $445,000, $106,000, $44,000, $28,000 and $14,000, respectively, partially offset by a $294,000 decrease in acquisition costs.  These increases in expenses were primarily related to the operation of two new full-service banking offices as well as normal salary and benefit increases. During the six months ended June 30, 2017, the Corporation realized costs of $107,000 related to the acquisition of NHBT, compared to $401,000 of costs related to the acquisition of UASB during the same period in 2016.
CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $44.7 million, or 6.5%, to $736.9 million at June 30, 2017 from $692.1 million at December 31, 2016.  Asset growth was driven by increases in net loans receivable and cash and equivalents of $30.3 million and $17.1 million, respectively. Liabilities increased $42.2 million, or 6.6%, to $680.2 million at June 30, 2017 from $638.1 million at December 31, 2016 due to an increase in customer deposits of $44.2 million.
Total nonperforming assets were $3.3 million, or 0.44% of total assets at June 30, 2017 compared to $3.6 million, or 0.52% of total assets at December 31, 2016. This $363,000, or 10.0%, decrease in nonperforming assets was primarily due to the payoff of two residential mortgage loans on nonaccrual status totaling $391,000.
Stockholders’ equity increased $2.6 million, or 4.8%, to $56.6 million at June 30, 2017 from $54.1 million at December 31, 2016 primarily due to proceeds from the exercise of stock options of $1.3 million and net income of $2.0 million for the six month period, offset by common stock dividends paid of $1.2 million. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.7% of total assets.  Tangible book value per common share was $20.86 at June 30, 2017, compared to $20.08 at December 31, 2016.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2017	2016	2017	2016
Interest income	$6,432	$5,877	$12,605	$11,226
Interest expense	1,067	1,017	2,084	1,849
Net interest income	5,365	4,860	10,521	9,377
Provision for loan losses	201	121	363	302
Noninterest income	868	942	1,723	1,722
Noninterest expense	4,677	4,464	9,298	8,482
Income before provision for income taxes	1,355	1,217	2,583	2,315
Provision for income taxes	314	287	586	583
Net income	$1,041	$930	$1,997	$1,732

Basic earnings per common share	$0.48	$0.43	$0.93	$0.81
Diluted earnings per common share	$0.48	$0.43	$0.92	$0.80
Dividends per common share	$0.27	$0.26	$0.54	$0.52
Return on average assets (1)	0.58%	0.56%	0.57%	0.54%
Return on average equity (1)	7.50%	6.90%	7.31%	6.47%
Yield on average interest-earning assets	3.94%	3.86%	3.94%	3.88%
Cost of average interest-bearing liabilities	0.82%	0.84%	0.81%	0.81%
Cost of funds	0.66%	0.67%	0.65%	0.64%
Net interest margin	3.30%	3.21%	3.30%	3.24%
Efficiency ratio	76.75%	75.09%	75.47%	74.00%
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(1) Returns are annualized for the three and six month periods ended June 30, 2017 and 2016.

CONSOLIDATED BALANCE SHEET DATA:			As of	As of
			6/30/2017	12/31/2016
Total assets			$736,865	$692,135
Cash and equivalents			34,715	17,568
Securities			99,828	101,560
Loans, net			545,766	515,435
Deposits			629,174	584,940
Borrowed funds			41,500	44,000
Stockholders' equity			56,647	54,073
Book value per common share			$25.74	$25.12
Tangible book value per common share			$20.86	$20.08
Net loans to deposits			86.74%	88.13%
Allowance for loan losses to total loans			1.05%	1.06%
Nonperforming assets to total assets			0.44%	0.52%
Stockholders' equity to total assets			7.69%	7.81%
Shares of common stock outstanding			2,200,944	2,152,358